Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated July 8, 2005 relating to the financial statements of Pixelplus Co., Ltd. and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Samil PricewaterhouseCoopers

Seoul, Korea

December 12, 2005